As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333- 286446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-286446

UNDER

THE SECURITIES ACT OF 1933

American Rebel Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	47-3892903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

218 3rd Avenue North, #400

Nashville, Tennessee 37201

(Address, including zip code, of principal executive offices)

2021 Long-Term Stock Incentive Plan

2025 Amended and Restated Stock Incentive Plan

(Full title of the Plans)

Charles A. Ross, Jr.

Chief Executive Officer

American Rebel Holdings, Inc.

218 3rd Avenue North, #400

Nashville, Tennessee 37201

(833) 267-3235

(Name and address, including zip code and telephone

number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Anthony N. DeMint, Esq.

DeMint Law, PLLC

3753 Howard Hughes Parkway

Second Floor Suite 314

Las Vegas, Nevada 89169

(702) 719-0889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

Information Required in the Section 10(a) Prospectus

EXPLANATORY NOTE

In this Registration Statement, American Rebel Holdings, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.” This Registration Statement on Form S-8 registers (i) additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”) under the Registrant’s 2021 Long-Term Stock Incentive Plan (the “LTIP”) and (ii) additional shares of Common Stock under the Registrant’s Amended and Restated 2025 Stock Incentive Plan (the “SIP”).

The number of shares of Common Stock reserved and available for issuance under the LTIP is subject to an automatic annual increase on the first trading day of each year, equal to ten percent of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year. Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the LTIP is 664,100 shares.

The number of shares of Common Stock reserved and available for issuance under the SIP, as amended, is 1,250,000 shares, which are not subject to adjustment upon a reverse stock split.

This Registration Statement registers the aggregate of the 1,914,100 shares of Common Stock. The additional shares of Common Stock are of the same class as other securities relating to the LTIP and SIP for which the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2025 (File No. 333-286446) is effective, which registration statement is hereby incorporated by reference pursuant to General Instruction E, except to the extent supplemented, amended or superseded by the information set forth herein. In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of the Form S-8 has been omitted from this registration statement.

PART II

Information Required in the Registration Statement

Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation effective January 22, 2022 (Incorporated by reference to Exhibit 3.4 to Form 10-K, filed March 31, 2022)
4.2	Amended and Restated Bylaws of American Rebel Holdings, Inc. effective as of February 9, 2022 (Incorporated by reference to Exhibit 3.1 to Form 8-K, filed February 15, 2022)
4.3	2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.3 to Form 8-K, filed March 5, 2021)
4.4	Amended and Restated 2025 Equity Incentive Plan (incorporated by reference herein to 10.3 to Form 8-K dated January 6, 2026)
5.1#	Opinion of DeMint Law, PLLC
23.1#	Consent of GBQ Partners LLC
23.3#	Consent of DeMint Law, PLLC (included in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page of this Registration Statement)

# Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, State of Tennessee, on January 8, 2026.

AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Charles A. Ross, Jr. and Corey Lambrecht, each of whom may act individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title(s)	Date

/s/ Charles A. Ross, Jr.	Chief Executive Officer, Executive Chairman and Director (Principal Executive Officer)	January 8, 2026
Charles A. Ross, Jr.

/s/ Corey Lambrecht	Chief Operating Officer, President and Director	January 8, 2026
Corey Lambrecht

/s/ Darin Fielding	Interim Chief Financial Officer (Interim Principal Financial and Accounting Officer)	January 8, 2026
Darin Fielding

/s/ C. Stephen Cochennet	Director	January 8, 2026
C. Stephen Cochennet

/s/ Michael Dean Smith	Director	January 8, 2026
Michael Dean Smith

/s/ Larry Sinks	Director	January 8, 2026
Larry Sinks